EXHIBIT 99.2

CASCADE CORPORATION, #11102140
CASCADE CORP. 3RD QUARTER, FY 2008 EARNINGS CALL
December 6, 2007, 5:00 PM ET
Chairperson: Andy Anderson (CFO)

Operator:

Good afternoon ladies and gentlemen and welcome to the Cascade Corporation Third Quarter, Fiscal Year 2008 Earnings Call. At this time all participants are in a listen only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, December 06, 2007.

I would now like to turn the conference over to Andy Anderson, Chief Financial Officer of Cascade Corporation. Please go ahead sir.

Andy Anderson:

Thank you, good afternoon everyone and thank you for joining us. Bob Warren is traveling, and won’t be participating in today’s call. Joe Pointer, our Vice President of Finance; and Jeff Nickoloff, our Vice President of Manufacturing are here with me.

For those of you who are unfamiliar with Cascade I’d like to give you a brief overview. We operate globally with about 2400 employees working in 28 facilities in 16 countries. We manufacture material handling devices, primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position, and deposit various types of loads.

We have historically produced a small portion of our products for construction vehicles, such as tube carriers and skid steer loaders. Over the last 12 months we have expanded our presence in the construction sector with two acquisitions: PSM in Woodinville, Washington, which we acquired in December 2006, and America Compaction Equipment in San Juan Capistrano, California, which we acquired in May, 2007.

Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers. Names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersol Rand, Caterpillar, and Nissan.

Joe will now give you an overview of the third quarter.

Joe Pointer:

Thank you Andy. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascades business, in compliance with the regulation FD. During the course of this call, we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Participants are cautioned that forward looking statements such as statements about our anticipated revenue, costs, earnings and cash flows are dependent on a number of factors that affect our operating results and could cause our actual future results to differ materially.

Factors include, but are not limited to general economic conditions, material costs and availability, interest rates, foreign currency fluctuations, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, risks of doing business internationally, and the cyclical nature of the materials, handling and construction equipment industry. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance.

Additional considerations and important risk factors are described in our reports on Form 10-K, and 10-Q, and other filing with the Securities and Exchange Commission. We disclaim any obligation to release any updates to any comments made in this call, or reflect any changes in business conditions.

One final note of explanation, our fiscal year ends on January 31, so when we refer to fiscal year 2008, we are actually referring to the year ended January 31, 2008. We just completed the third quarter of fiscal 2008.

We currently segment our financial results and related comments into four geographic operating segments: North America, Europe, Asia Pacific, and China. I’d now like to present an overview of the third quarter results.

Net income was 12.4 million or $1.00 per share, compared to 12.3 million or $0.94 per share in the prior year. Consolidated net sales totaled approximately 143 million, an increase of 17% compared to net sales of 123 million in the prior year. Adjusting for currency changes, net sales increased 13%, including sales from acquired companies.

The increase is due to higher levels of business activity, and strong lift truck markets in Europe, Asia Pacific, and China. The consolidated gross profit percentage of 31% is 1% lower than the prior year. I will address this change in more detail in the discussion of regional results.

Consolidated SG&A expenses in the third quarter, excluding currency changes, increased 9% over last year, due to higher selling and personnel expenses, costs to support our expanded operations in China, and additional SG&A from our acquisitions.

Our effective tax rate of 35% is lower than the 37% rate for the third quarter of the prior year. The decrease is primarily related to lower state taxes and changes in income between jurisdictions with differing tax rates. These decreases were partially offset by additional valuation allowances for pre-tax losses in Europe.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Excluding the impact of currency changes in our acquisitions, net sales in North America were flat. In general, the overall North America lift truck market is down about 7% year to date, and 13% for the third quarter from the prior year. Andy will comment later on the expectations for this and other markets for the remainder of the year.

Gross profit percentage of 34% in North America, was down from 36% in the prior year, due primarily to higher material costs and changes in product mix. Excluding currency changes, SG&A costs in North America for the third quarter, increased by 12% over the prior year, due to our recent acquisitions and higher personnel and consulting costs. We estimate about 9% of the increase to be ongoing.

Turning to Europe, net sales, excluding currency changes, increased 17%. The European lift truck market continue to be very strong through the third quarter, which is the primary factor contributing to the increase. The gross profit percentage in Europe was 16%, which is consistent with the previous year. The benefit of fixed cost absorption due to higher sales and production levels, was offset by increases in material costs, freight and personnel expenses. To date, we have been unable to increase sales prices to offset these cost increases.

Excluding currency changes, SG&A costs in Europe, increased 7% compared to the prior year due primarily to higher sales and marketing, personnel, and other general and administrative costs.

As a summary comment, we are not satisfied with our European results and are continuing our efforts to increase our margins through operational improvements.

In Asia Pacific region, net sales increased 17%, excluding currency changes, reflecting increases in sales at all locations throughout the region, due the strength of local lift truck markets.

Gross profit of 26% was 1% higher than in the prior year, due primarily to sourcing of lower cost products from China. SG&A in the Asia Pacific region was down 5%, excluding currency changes, due to personnel and general costs decreases.

In China, our net sales, excluding currency changes, increased 33%, compared to the prior year. The increase is due to a very strong lift truck market and the continued growth of the Chinese economy. We are also beginning to realize the benefits of our capital expansion in China over the last two years. Expansion increased our capabilities to produce a larger volume of products locally, for sale both within, and outside of China. A significant percentage of our sales increase is due to lower margin fork products, which have become a larger portion of our total sales, with the addition, in the current year, of two new fork facilities.

Gross profit of 30% was down from 34% in the prior year. This decrease is primarily the result of changes in product mix, and higher material costs. SG&A in China, increased 33%, excluding currency changes. The increase is due to additional costs related to the development of infrastructure to support the expansion of our Chinese operations.

Turning to the balance sheet, our cash totaled $23 million, as of October 31, 2007, compared to $37 million, as of January 31, 2007. The decrease in our cash balance primarily reflects the cash needed for acquisitions and our share repurchase program. This has been partially offset by cash generated from operating activities and our insurance settlement in the first quarter.

Our debt balance, including long term debt, and notes payable to banks, of $62 million as of October 31, 2007, represents an increase of $11 million, compared to 51 million on January 31, 2007.

Capital expenditures were 5.2 million, and depreciation expense was 3.4 million for the third quarter. We expect total capital expenditures for the year to be approximately $20 million.

During the third quarter of fiscal 2008, we completed an $80 million share repurchase program, which had been authorized by our board of directors in September of 2006. In total, we repurchased 1,448,000 shares of common stock at an average price per share of $55.24. As of September 20, 2007, our board of directors authorized a new share repurchase program of up to $50 million over a two-year period. Repurchases will be made based on market conditions, relevant securities laws, and other factors. As of December 5, 2007, we have repurchased $18 million of common stock under this program, at an average price of $59.25 per share.

I would now like to turn the call over other Andy for a discussion of the lift truck market and some other general comments.

Andy Anderson:

Thank you Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only direct economic or industrial indicator we have available for our geographic markets. While this market does not correlate exactly with our business level, it does give us some indication of short-term future trends. North American lift truck industry shipments decreased 13% during the third quarter of fiscal 2008, compared to the prior year. Based on lift truck industry projections, we believe the North America lift truck market will continue to be down during the fourth quarter, compared to the prior year.

Lift truck industry shipments in the European market were up 20%, compared to the same level last year. We anticipate the European lift truck market will continue with the current levels through the fourth quarter.

Lift truck shipments in the Asia Pacific region were up 13% in the third quarter of fiscal 2008. We anticipate this market to continue at its current level for the fourth quarter.

China’s lift truck market was up 20% compared to last year. We expect growth in this market to continue to be very strong for the fourth quarter of the current year.

On a broader topic, I am pleased to announce that our board of directors, earlier this week, elected Peter Nickerson as a new board member, increasing the size of our board from six to seven directors. Mr. Nickerson brings to Cascade a vast array of experience in doing business in Asia. He currently is a director of Growth-Link Overseas Company, an investment company based in Hong Kong, and with business interests in China, Vietnam and India. We are excited about the opportunity to have Mr. Nickerson’s expertise available as we continue to expand our international operations.

As those of you who have worked with us in the past remember, we have a long-standing policy of not making forward financial projections. I would like to note that the increased holiday schedule in the fourth quarter equates to fewer shipping days, which generally impacts our overall financial results for this period, relative to the first three quarter’s of the fiscal year.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator:

Thank you sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star, followed by the one on your push button phone. If you’d like to decline from the polling process, press the star, followed by the two. You’ll hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received, and as a reminder, if you are using a speakerphone, you will need to lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Andy, how are you this afternoon?

Andy Anderson:	Hi Arnie, how are you?

Arnie Ursaner:

Pretty good. I just want to clarify one thing about the share repurchase. You had 18 million left on your prior authorization? The one that expired, but the 18 million that you’re talking to is part of this new authorization, or is it part of...

Andy Anderson:	We completed the other one. At the last call we had 18 million left, and in the interim we had completed the other one —that 18 million, and this is, this 18 is in the new 50 million tranche.

Arnie Ursaner:	Okay. So 32 million left on the 50 million. Is that correct?

Andy Anderson:	Yes.

Arnie Ursaner:

Okay, just wanted to clarify that. One question I have, you obviously have been relatively new in the commercial market, or the construction related attachment market, and that’s more of a dealer market where it’s made to order per se, in some of your more traditional lift truck attachments. Are you seeing dealers cutback inventory, and how are trends in the construction business?

Andy Anderson:

We have most definitely seen dealers back off on their inventory orders and the trending, I think, in this particular quarter, we’ve been particularly hard hit due to, number one, a slow down in construction in general, and to, the fourth quarter is seasonal. This is a very seasonal market—is seasonally the slowest market of the year. So we have definitely seen a slow down beyond our expectation.

Arnie Ursaner:	So it occurred in Q3, but what I think I just heard you say, is it actually deteriorated a little bit further in the current quarter?

Andy Anderson:

The deterioration, I think, is already with us, and I don’t think we’re going to see too much additional deterioration in the fourth—sorry I meant the third quarter, but the fourth quarter, and then the cyclicality, it generally begins to pick up quite a bit in the fourth quarter of the year, and then the second quarter is usually the strongest.

Arnie Ursaner:	Okay, my final question for now, if you don’t mind, just freshen up your capital expenditures in the quarter, and give us an update, or status update, on how these facilities in China are ramping up?

Joe Pointer:	I think for the year it’s going to be about 20 million, which would be about 5 million in the fourth quarter.

Andy Anderson:	And the facilities in China, both of the new fork factories, Jeff, they came online?

Jeff Nickoloff:	In April.

Andy Anderson:	Yes. So they’re up to close to full production at this point.

Arnie Ursaner:	And the products you’re making there are being used in the local market, or are you at a point where you can begin to ship them back to Europe, where you’re putting up some capacity there?

Andy Anderson:	We are most definitely exporting a great deal more. I think if memory serves me, well about half of that production capacity is being sold into Europe and half is being retained in the Asian market.

Joe Pointer:	Yes, and inter-company sales are up in total in China because some of our attachment product is also going into the Asia Pacific region out of China. Inter-company sales are up about 130%.

Arnie Ursaner:	I’ll jump back in queue and give someone else a chance and look forward to seeing you at our conference.

Andy Anderson:	Thanks Arnie.

Operator:	Our next question comes from Joe Giamichael with Rodman and Renshaw. Please go ahead.

Joe Giamichael:	Good afternoon Andy and Joe.

Andy Anderson:	Hi Joe.

Joe Giamichael:

Just looking at the lift truck bookings and shipment info posted on your website, it looks like the market as a whole are weak and a bit directionless. Are you hearing anything from customers that has helped you from a planning perspective to form a longer-term view of the world, and how do you see this affecting pricing?

Andy Anderson:

I think our longer term view is that, from a customer level, and an industry level, is that the North American market in calendar 2008 will be roughly the same as it has been in calendar 2007 in terms of total units. The European lift truck market, which has been growing at a very strong rate, is having some volatility in orders, as you can see on those charts, but we believe we’ll be at least at the 2007 level, if not a little stronger. The Asia Pacific rate was—I think our outlook is for continued but modest growth, and China continued strong growth. The Chinese lift truck producers are predicting another very strong year next year.

Joe Giamichael:

Got it, I know Arnie touched on the heavy construction attachment market; I know this has been a particularly weak over the past several months. Is that creating any additional acquisition opportunities for you, or are you content to now grow that division organically?

Andy Anderson:

At the moment, we’re very focused on growing that organically. We don’t have any active initiatives for another acquisition, but certainly if one presented itself we would take a careful look. But there’s nothing under strong consideration at the moment.

Joe Giamichael:	Okay, I think that’s it for now. Thank you.

Operator:	Our next question comes from Frank Magdalen with the Robins Group. Please go ahead.

Frank Magdalen:	Good afternoon.

Andy Anderson:	Hi Frank, how are you?

Frank Magdalen:	Well, thank you. In your gross margin, in the compaction, a little bit in North America, is it more a mix, or more of not recovering costs?

Andy Anderson:	It’s probably a combination of both. But in terms of material cost recovery, I think we are in the process of certain price increases to recover that cost.

Frank Magdalen:

All right, and then what shall we expect with depreciation and amortization expenses? They seem to bounce a little bit, and have you written off some assets? Are you anticipating your restructurings in Europe?

Joe Pointer:

There’s no projection at this moment that would, that you would see any significant change. You should take a look at depreciation and amortization for the coming quarters to be very similar to what you’re seeing in this quarter.

Frank Magdalen:

Well how about when you look at Europe, should we expect anything different going forward as China ramps up and you’re able to service the—more of the low end commodity side, and be able to rationalize any of your footprint in Europe?

Andy Anderson:

I don’t mean to be flippant Frank, but I have long ago stopped projecting the increases in Europe. Certainly we are increasing—we’re in the early stage process of receiving vendor certifications from the major lift truck manufacturers for that Chinese product, and as that takes place, more of the Chinese product will be moving into the European market and if we can, at the same time, take the displaced production in some of our other facilities in Europe and increase our share of the after market, we certainly should see, you know, some improvement in results. But that—I’d rather report them to you retroactively than project them prospectively.

Frank Magdalen:

All right, and just a follow up on the qualifications of the OEM’s in Europe of the Chinese operations. I think in the last call you mentioned it as well, but are most of the people on board now? Are you halfway through or three-quarters the way through?

Andy Anderson:	I’ll let Jeff take that one. He’s very involved with that.

Jeff Nickoloff:	The operations in China, we have reached our plant production capacity for those operations, and really began, in the last few months, primarily driving those, the export portion of that into Europe.

Andy Anderson:	Frank was asking about the OEM certifications. How far we were...

Jeff Nickoloff:

We are in the midst of that, we have received one of our major lift truck OEM’s certifications, and are in the process of two more, and that process is ongoing and I would expect that we would be receiving that by early next year.

Frank Magdalen:	All right. Thank you.

Operator:	Our next question comes from James Bank with Sidoti and Company. Please go ahead.

James Bank:	Hi, good evening.

Andy Anderson:	Hi James.

James Bank:	Hi. Beginning with China, I believe, in terms of SG&A, get some support costs with the expansion in China. Can you split that out in a dollar number for me?

Andy Anderson:	Do you mean the increase in SG&A?

James Bank:	Which relative to the expanded operations in China, how much you spent on that?

Andy Anderson:	Just a second, Joe will grab a number.

Joe Pointer:	Are you saying out of the total increase, how much is related to infrastructure versus other things, or just how much was that increase?

James Bank:	How much was the absolute dollar increase that you used to—with I guess here, as you put it, cost to support our expanded operations in China?

Joe Pointer:	About $300,000 this quarter.

James Bank:

Okay, thank you. Now I think a couple people touched on it, and maybe I just didn’t hear, or if I could just have better clarification. You’re again, seeing the shipment data up 20%. I believe year over year was up double digits as well. I think, at this point, Andy, you mentioned that you might begin to see a slip off, and maybe that’s why you don’t want to kind of look at it, or project it anymore, but ultimately should we assume Europe might begin—that shipment data might begin to soften as we go forward, or no, you’re seeing some real strength over there still?

Andy Anderson:

No, I think what we’re seeing from, or hearing from industry sources is that we will not see a 20% increase next year, over this year. That increased level, it may increase, but it’s not going to be at the same slope.

James Bank:

Okay. Now looking at the North American shipment data, I guess that data is almost a little bit more forward looking. Is this something that might come back to bite you a little bit next year in the North American segment, given that it’s down year to date 7% and 13% in the quarter?

Andy Anderson:	You mean bite us in the terms of...

James Bank:	You know, is it forward looking in terms of now there’s less forklift trucks out there, there could be less orders, since for the North American segment in your fiscal ‘09 year?

Andy Anderson:	No I think...

James Bank:	Calendar year ‘08

Andy Anderson:	I think what were trying to say with that is that, to the degree we do correlate, next year will be rough—approximate this year.

James Bank:	And in terms of Europe, are you still looking for that to break even this year, or do you think it might be profitable on a consolidated basis — operating income?

Andy Anderson:	Unfortunately that comes a little bit too close to a forward looking projection so...

James Bank:	Oh, okay.

Andy Anderson:	Probably ought to stay away from that one.

James Bank:

Okay. Let’s see, because the reason why I’m asking is I thought that the SG&A, for the most part, was fixed in that region, and that’s really where I guess some of the excitement was coming from earlier in the year. The sales are ramping up, the costs weren’t correlating with the sales, or actually remaining—remain fixed. But it looks like they jumped up here a little bit in the quarter. Were there some one-off’s in the quarter? Is this something with should anticipate going forward? That costs might increase in Europe going forward.

Andy Anderson:

Some chunk of that is due to the currency change, and I can’t remember, I don’t have the data right in front of me, but the depreciation dollar on a consolidated basis is accounted for in some of that jump. There also was some one-time expense in that, but with all that said, I think that the level you’re seeing is relatively—is a relatively fixed level going forward. Would you agree with that Jeff?

Jeff Nickoloff:	Yes.

James Bank:

Okay, and then just lastly, the raw materials sourcing. Again I guess for clarification, because I’m not able to recall, is this something you’re still planning on doing, or is something you have been doing? Again, because looking at the cogs in Europe, they definitely jumped up from a year ago quarter on. I think they jumped up for China too. Actually no—yes they did, I believe. So anyway I thought that China was obviously going to be raw material sourcing from its own region there. Is—am I missing something, or you haven’t been able to start that initiative yet?

Andy Anderson:	There’s two or three facts on that. Cost of goods sold, there is a significant increase in inter-company sales. The inter-company sales are at a significantly lower margin.

James Bank:	Okay.

Andy Anderson:

So you get a pretty good dilution factor on the, like I mentioned, 130% increase in inter-company sales, versus about a 31% increase total in customer sales. So you’re getting a fairly significant dilution due to the inter-company sales, and then I think a much lower percentage is—the next factor down on that is some—the fork sales have increased about 25%, which, forks just—those are OEM products which are generally lower margin anyway. So in terms of actual product segment, I think that our cost of goods sold is—our gross margins as you break it down into the pieces, are remaining pretty consistent.

James Bank:	Okay.

Andy Anderson:	Do you agree with that Jeff?

Jeff Nickoloff:	Yes.

Joe Pointer:	Maybe you could comment on the sourcing. We are sourcing steel from China, but...

Jeff Nickoloff:	We are souring in a region for each of those segments.

Joe Pointer:	But I think we found a lot of the steel prices in China are becoming more on par with the rest of the world.

James Bank:	Okay.

Jeff Nickoloff:	That’s correct Joe. When we deal with those—exporting those products into other regions, so they become normalized, the product is still less expensive in China.

James Bank:

Okay. In regard to steel, I guess preliminary outlook is that it’s—the price is going to come up considerably next year. Are these—any type of increase such as that is something that you’re going to be able to pass along in a price increase? Selectively I guess?

Andy Anderson:	In the markets that—in our major markets we will definitely be working to recover those increases.

James Bank:	Okay. Great, that’s all I have. Thank you.

Andy Anderson:	Thank you James.

Operator:	Our next question comes from JB Groh with D.A. Davidson. Please go ahead.

JB Groh:	Afternoon guys. Can you hear me okay, I’m on a cell phone.

Andy Anderson:	Hi. You bet.

Joe Pointer:	You’re okay.

JB Groh:	Most of my questions have been answered, but I just wanted to clarify on the acquisition front. You guys are continuing to digest the two that you did, and not super active on that front right now?

Andy Anderson:	That would be an accurate characterization.

JB Groh:	And how would you kind of characterize the integration of those two in terms of your initial expectations? Is it good, better, better than you expected, or sort of line with—how would you phrase that?

Andy Anderson:

You know, I think that’s a particularly difficult one. I would say from a pure operational standpoint, that we’re very pleased with the improvement in operational efficiencies that we’ve been able to put into place. In particularly that Jeff has put into place at PSM. From a market standpoint we clearly were not anticipating a downturn of this significance this early.

JB Groh:	So, in other words, they are what you thought they were, but the end market has kind of moved against you [talk over]...

Andy Anderson:	That’s a very good way to put it. Right.

JB Groh:	Right, okay.

Andy Anderson:	And are positioned for the turn around.

Jeff Nickoloff:	We are well positioned for the turn around.

JB Groh:

So I think when you made both these acquisitions the idea was to kind of expand eastward and these were mostly West Coast focused operations. Does that plan get put on hold based on the end market weakness, or do you push that forward?

Andy Anderson:	I wouldn’t say it gets put on hold. I will just say that we are going to be very careful about it in how we do it, and do it in the most economical manner possible.

JB Groh:	You haven’t hired sales people or anything like that?

Andy Anderson:	Yeah, we have, as a matter of fact.

JB Groh:	So you have. Okay.

Andy Anderson:	Yeah we have, and we may well be adding again.

JB Groh:

Okay. Okay, and then on the European margins. You know, it looked like you made some progress on the first couple of quarters. Is that—is this quarter’s weakness more of a seasonal thing then anything else, or?

Andy Anderson:

Well the third quarter includes the August period, the August holiday period in Europe, which is, I think we tried to give some indication on our last conference call that both third and fourth quarters have fewer shipping days. The—for instance, Italy is shut down just about the entire month —almost the entire industrial sector, and France has a lot of holiday periods in August. So the third and fourth quarters are both impacted by fewer shipping days, which has a sig—as you can tell with that—with the leverage factor there, has a pretty high impact.

JB Groh:	Good, okay. Thanks a lot Andy.

Andy Anderson:	Thank you.

Operator:

If there are any additional questions, please press the star, followed by the one, at this time. As a reminder, if you do—are using a speakerphone, please lift your handset benefit pressing the numbers.

Our next question is a follow up form Arnie Usaner. Please go ahead.

Andy Anderson:	Arnie.

Arnie Usaner:

Yeah, I wanted to focus, I’m sorry, I was on mute. I wanted to focus a little more, if I could on the North American numbers. Even including the acquisitions, we had a fair amount more revenue. Your operating income declined a fair amount, and wanted to see if perhaps you could go back a little bit further on what’s causing some of the margin issues? You know, there’s several different line items, year over year, even with the acquisitions that are disappointing. So maybe perhaps you could highlight some of those?

Andy Anderson:

They—It’s a number of—there are a number of factors that kind of build up to that—build up to that number. Our fork business, which is down a little bit, is a business that is pretty leveraged to absorption, and in fact we are—that’s the lift truck market is down—the fork business correlates much more closely to actual lift truck shipments and our attachment business.

Arnie Usaner:	Okay.

Andy Anderson:

And as the fork business goes down, the absorption, of course, goes down as well. So we are in the process of taking a very careful look at forward-looking projections to decide whether we need to do a little restructuring in the North American fork plants. The impact of a lowering margin in our construction business has added a little bit to that degradation and finally we’ve had some material cost increases, which we are in the process right now of remediating through price increases.

Arnie Usaner:

I guess where I was trying to go with this is I’m assuming you have no desire or interest in separating out construction attachments, but if most of that would have been in here, and I’m trying to get a feel for how badly that impacted your entire segment.

Andy Anderson:

Okay, that would get down—that would get down pretty close to segmenting, but just kind of in general, the—out of the total 143 million or so, the construction attachment market is only about 3%. So it’s not going to be huge.

Arnie Usaner:

Okay. Second question I have is a follow up, is my understanding is CAT was buying some if it’s—a couple of products from the UK supplier, which prices in Euros. Given the tremendous weakness in the dollar, wouldn’t your products be tremendously competitive against that competitor?

Andy Anderson:

That’s a very good question Arnie, and the answer is ultimately yes. CAT has had a very long-term relationship with that supplier, and that’s certainly something that we—we are aware of. How about that?

Arnie Usaner:	I’ll stop there. Thank you.

Andy Anderson:	Okay, thanks.

Operator:	Mr. Anderson I’m showing that there are no further questions at this time.

Andy Anderson:

Thank you sir. Ladies and gentlemen, at this time I’d like to thank you all for participating in today’s call. We appreciate your interest in Cascade and please don’t hesitate to call if we can be of any assistance.

Operator:

Ladies and gentlemen, this concludes the Cascade Corporation third quarter earnings conference call. If you’d like to listen to a replay of today’s conference, you may dial 800-405-2236, and enter the access number 111021, or zero, followed by the pound sign, in North America. International callers, please dial 303-590-3000.

Thank you for participating. You may now disconnect.

END